FOR IMMEDIATE RELEASE November 10, 2003	CONTACTS:	Investors Andrew Brown 212/697-2509	Media Robin Schoen 215/504-2122

Medix Resources Acquires Frontline Physician Exchange and Frontline Communications

Medical Answering Service Expands HealthRamp Offerings; Provides Access to 2,300 Potential CarePoint Users

New York, NY - Medix Resources, Inc. [AMEX:MXR] today announced the completion of its previously announced acquisition of Frontline Physicians Exchange and Frontline Communications ("Frontline") from The Duncan Group, Inc., an Indianapolis, Indiana-based holding company. Frontline Physicians Exchange provides high quality telephone answering services to physicians and other medically-related businesses. Frontline Communications provides answering and other virtual office services to non-medical businesses and the professional community. Medix, through its wholly-owned HealthRamp subsidiary, provides Internet-based communication, data integration, and transaction processing technologies designed to provide access to safer and better healthcare.

Medix announced a letter of intent to purchase Frontline on July 10, 2003, calling for it to purchase substantially all of the assets of Frontline, subject to completion of satisfactory due diligence on the part of Medix and the negotiation and execution of definitive documents. The closing of the transaction occurred today, November 10, 2003. The entire staff of Frontline will be joining Medix Resources as employees.

Frontline's established clientele includes 2,300 physicians, nurse practitioners, and other healthcare providers in more than 300 offices, and covers the majority of physicians practicing in the greater Indianapolis area. Revenues for 2003 are expected to be in excess of $1.4MM, and Frontline has been profitable for each of the past five years. Frontline Physicians Exchange conducts more than 90% of Frontline's existing business. The opportunities to expand both of Frontline's operations are substantial, and represent part of the impetus for this transaction on behalf of both parties.

"Our acquisition of Frontline's superior quality 24-hour messaging service is a significant addition to our persuasive portfolio of solutions for physicians. Its regional dominance, high quality execution, and reputation as a trusted service provider will enable us to introduce our HealthRamp connectivity solutions to their existing clientele with relative ease," stated Darryl Cohen, Medix CEO and Chairman. "An organization as well managed as Frontline is truly a rare and valuable find. We look forward to building on its extremely successful track record, both within the physician community and beyond. Regional expansion and tight integration of Frontline's products with our CarePointTM technologies are our immediate focus, and should allow for significant growth for us as a company," concluded Cohen.

"All of us at Frontline are very enthusiastic about joining Medix to provide physicians with access to better healthcare delivery services, both by introducing our existing clients to HealthRamp's CarePoint solutions and by expanding the Frontline model to new markets. The opportunity to answer a physician's calls over the course of the entire day, as opposed to our current after hours and overflow services, is one area about which we are particularly excited. Utilizing CarePoint's electronic prescribing technologies and evolving scheduling capabilities, our telephone answering services become increasingly more valuable to our clients," stated Nancy Duncan, Frontline's President. "Our vision of helping healthcare providers deliver better patient care is definitely consistent with Medix management's vision. The quality and dedication with which Nancy and I have built Frontline is shared by Medix's management, making our combination a comfortable fit. We look forward to together continuing to build a dynamic company servicing the needs of physicians nationwide," stated M. David Duncan, Frontline's CEO.

The Duncan Group, Inc., established in 1996, is the holding company for Frontline Communications and Frontline Physicians Exchange. Frontline Physicians Exchange provides high quality 24-hour telemessaging service for physicians and other medically-related businesses only. Frontline Communications provides 24-hour messaging and virtual office services to the non-medical business and professional community. Frontline focuses exclusively on quality answering services. Additional information about Frontline Physicians Exchange and Frontline Communications can be found at www.frontlineindy.com.

Medix, through its wholly owned HealthRamp subsidiary, enables the communication of high value healthcare information among physician offices, pharmacies, hospitals, pharmacy benefit managers, health management organizations, pharmaceutical companies and health insurance companies. Additional information about HealthRamp, and its products and services, can be found at www.HealthRamp.com.

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Safe Harbor Statement: To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. .. Such risks and uncertainties include, without limitation, the ability of Medix to raise capital to finance the development of its Internet services and related software, the effectiveness, profitability and the marketability of those services, the ability of the Company to protect its proprietary information and to retain and expand its user base, the establishment of an efficient corporate operating structure as the Company grows and, other risks detailed from time-to-time in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking